Exhibit 99.1

LINN ENERGY, LLC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2008

INDEX

Financial Information	Page Number

Unaudited Pro Forma Condensed Combined Statement of Operations	2
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations	3

LINN ENERGY, LLC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2008

	Linn Energy Historical	Mid- Continent IV Historical	Pro Forma Adjustments		Linn Energy Pro Forma
	(in thousands, except per unit amounts)
Revenues:
Oil, gas and natural gas liquid sales	$195,516	$9,273	$—		$204,789
Loss on oil and gas derivatives	(268,794)	—	—		(268,794)
Natural gas marketing revenues	4,147	—	—		4,147
Other revenues	665	—	—		665
	(68,466)	9,273	—		(59,193)
Expenses:
Operating expenses	41,838	3,308	—		45,146
Natural gas marketing expenses	3,994	—	—		3,994
General and administrative expenses	20,014	—	—		20,014
Data license expenses	2,428	—	—		2,428
Depreciation, depletion and amortization	50,470	—	1,304	a	51,793
			19	b
	118,744	3,308	1,323		123,375
	(187,210)	5,965	(1,323)		(182,568)
Other income and (expenses), net	(71,940)	—	(3,274	)c	(75,577)
			(363	)d
Income (loss) before income taxes	(259,150)	5,965	(4,960)		(258,145)
Income tax provision	(209)	—	—	e	(209)
Net income (loss)	$(259,359)	$5,965	$(4,960)		$(258,354)
Net loss per unit:
Units – basic	$(2.28)				$(2.27)
Units – diluted	$(2.28)				$(2.27)
Weighted average units outstanding:
Units – basic	113,757				113,757
Units – diluted	113,757				113,757

The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.

LINN ENERGY, LLC

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

1.                          Basis of Presentation

Linn Energy, LLC (“Linn Energy” or the “Company”) completed the acquisition of oil and gas properties from Lamamco Drilling Company (“Lamamco”) on January 31, 2008 (referred to as the “Mid-Continent IV” acquisition or “Mid-Continent IV Assets”).

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008 is derived from:

•                  the historical consolidated financial statements of Linn Energy; and

•                  the historical statements of revenues and direct operating expenses of the Mid-Continent IV Assets acquired from Lamamco.

The unaudited pro forma condensed combined statement of operations gives effect to the Mid-Continent IV acquisition as if the transaction had occurred on January 1, 2008.  The transaction and the related adjustments are described in the accompanying notes.  In the opinion of Company management, all adjustments have been made that are necessary to present fairly, in accordance with Regulation S-X, the pro forma condensed combined financial statement.

The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only, and does not purport to be indicative of the results of operations that would actually have occurred if the transactions described had occurred as presented in such statement or that may be obtained in the future.  In addition, future results may vary significantly from the results reflected in such statement due to factors described in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and elsewhere in the Company’s reports and filings with the Securities and Exchange Commission (“SEC”).

The following unaudited pro forma condensed combined statement of operations should be read in conjunction with the historical consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the three months ended March 31, 2008.

2.                          Acquisition Date

The Mid-Continent IV acquisition was completed on January 31, 2008, effective October 1, 2007, for a contract price of $552.2 million.

3.                          Preliminary Purchase Price Allocation

The following table presents the preliminary purchase accounting:

Mid- Continent IV
(in thousands)

Cash	$534,821
Estimated transaction costs	570
Estimated pending closing adjustments	(807)
534,584
Fair value of liabilities assumed	4,972
Total purchase price	$539,556

The following table presents allocation of the preliminary purchase price to the assets acquired and liabilities assumed based on preliminary estimates of fair value:

Mid- Continent IV
(in thousands)

Current assets	$1,811
Oil and gas properties	536,600
Property, plant and equipment	1,145
$539,556

The purchase price and purchase price allocation above are based on reserve reports, published market prices and estimates by management.  The most significant assumptions are related to the estimated fair values assigned to proved oil and gas properties.  To estimate the fair values of these properties, the Company utilized preliminary estimates of oil and gas reserves.  The Company estimated future prices to apply to the estimated reserve quantities acquired, and estimated future operating and development costs to arrive at estimates of future net revenues.  The Company also reviewed comparable purchases and sales of oil and gas properties within the same regions.  The purchase price and the allocation of the purchase price are preliminary.  Items pending completion include final closing adjustments and completion of independent appraisals of fixed assets, and additional analysis related to the fair value of oil and gas reserves, including discounted cash flows and market-based data.  The purchase price and purchase price allocation will be finalized within one year of the acquisition date.

4.                          Pro Forma Adjustments

The Company’s historical results of operations include the results of the Mid-Continent IV Assets effective January 31, 2008.  The pro forma statement of operations includes adjustments to reflect the acquisition as if it had occurred on January 1, 2008.  The unaudited pro forma condensed combined financial statement has been adjusted to:

a.               record incremental depreciation, depletion and amortization expense, using the units-of-production method, related to acquired oil and gas properties, and depreciation over estimated useful lives from three to 20 years using the straight-line method for acquired property, plant and equipment of $1.3 million

b.              record accretion expense related to asset retirement obligation on oil and gas properties acquired of $19,000

c.               record interest expense associated with debt of approximately $535.5 million incurred to fund the purchase price; the assumed interest rate was 7.34%; a 1/8 percentage change in the assumed interest rate would result in an adjustment of $56,000 to pro forma net income

d.              record incremental amortization of deferred financing fees associated with credit facilities entered into to fund the acquisition

e.               The Company and its subsidiaries that own interests in pipelines, gas plants and oil and gas properties, including the Mid-Continent IV oil and gas properties, are treated as a partnership for federal and state income tax purposes.  Accordingly, no recognition has been given to federal and state income taxes in the accompanying unaudited pro forma condensed combined financial statement.

5.                          Subsequent Events

On April 13, 2008, the Company entered into an agreement with XTO Energy, Inc. to sell all of its interests in oil and gas properties in Appalachia for cash consideration of $600.0 million, subject to closing adjustments.  The Company received a cash down payment of $60.0 million in April 2008.  The Company plans to use net proceeds from the sale to reduce indebtedness.  The Company anticipates closing on or before July 1, 2008, subject to closing conditions, including approvals under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.  There can be no assurance that all of the conditions to closing will be satisfied.

The properties include proved reserves of approximately 197 Bcfe (estimate as of December 31, 2007).  Assuming the sale of properties to XTO closes as expected, the Company will report the results of operations of these properties as discontinued operations in the second quarter of 2008, effective April 13, 2008.  The carrying value of assets to be sold was preliminarily estimated at $370.8 million.

In April 2008, the Company canceled (before the contract settlement date) hedge contracts on estimated future gas production primarily associated with the pending sale of properties in Appalachia for a cost of $68.2 million.